Exhibit 99.1

   Jack in the Box Inc. Announces Plan to Re-Invent the Jack in the
    Box-R- Brand; Provides First-Quarter and Fiscal-2004 Guidance


    SAN DIEGO--(BUSINESS WIRE)--Sept. 17, 2003--Recognizing that consumers want a higher standard of fast food, Jack in the Box Inc. (NYSE: JBX) today announced a three-to-five year program to re-invent the Jack in the Box(R) restaurant brand through innovative, quantum-leap initiatives to move its menu, service and restaurant facilities to a new level of quality in the industry.
    "During the last several years, our restaurant segment has felt the impact of a soft economy and price wars," noted Robert J. Nugent, chairman and CEO. "It has also been greatly affected by a shift in consumer expectations toward higher-quality food, improved service and a more enjoyable atmosphere. To achieve long-term earnings growth, we must address these trends and set a new industry standard of restaurant experience, which will include enhancements to drive-thru service, a convenience available only in the quick-serve category.
    "Re-inventing the Jack in the Box brand is now the centerpiece of our current strategic plan to become a national restaurant company," he added. "During fiscal 2004 and 2005, we will continue to open new Jack in the Box restaurants and add franchise conversions, but at a slower pace as we develop and test brand re-invention. We will not actively seek new acquisitions as we continue to rapidly grow our new fast-casual subsidiary, Qdoba Mexican Grill(R), and expand our convenience-store concept, Quick Stuff(R)."
    The company announced that it has already completed or initiated the following key elements of the Jack in the Box brand re-invention effort:

    -- Construction of a new Innovation Center that will support product marketing, research and development, and quality assurance.

    -- Working in collaboration with culinary experts, including both the Center for Culinary Development, and Perspectives Inc., the company has developed a pipeline of new premium products for fiscal 2004 and beyond.

    -- Expansion of its customer base to include more women and consumers older than the current 18-34 year-old male target.

    -- Successful introduction of Jack's Ultimate Salads(TM), a premium line of entree salads.

    -- Completion of a re-image design, both interior and exterior, in conjunction with prominent design firm, Brand Architecture, which will more fully incorporate the company's proprietary brand spokesman, "Jack," into the restaurant experience.

    --  Preliminary design development of a new restaurant prototype.

    --  Reduced reliance on discounting.

    --  Added conveniences, such as a more sophisticated point-of-sale
        (POS) system that permits credit/debit card purchases, resulting in higher check amounts.

    -- A product-deletion initiative that refocuses the menu on premium items and that simplifies kitchen procedures to support faster and more consistent service.

    -- Improved mystery-guest program that can better assess the restaurant experience from a guest point of view.

    -- Development of new recruiting tools and rollout of computer-based training in the restaurants.

    "With our strong management team, our unique position of being predominantly company-operated, and the support of our franchise partners, I am confident in our ability to re-invent the Jack in the Box brand and become a leader of significant change in our industry," Nugent said.

    First-Quarter and Fiscal-2004 Guidance

    Consistent with its normal practices, and following its annual budget and strategic plan review with its board of directors, the company provided initial earnings guidance for first-quarter and fiscal year 2004. For the 53-week year, the company expects to earn $1.68 per diluted share, down from its forecasted earnings per share of $2.04 in fiscal 2003, and consensus estimates of $2.16. The company expects the additional 53rd week to contribute approximately 1 cent to its earnings-per-share estimate. For the first quarter, diluted earnings per share are expected to be 53 cents versus 56 cents last year.
    The primary reasons for the difference between current earnings-per-share estimates versus consensus estimates are as follows, in approximate amounts: reduction in gains/fees from franchise conversions ($0.25); slowing of new unit growth rates to conserve capital and support brand re-invention ($0.06); incremental costs associated with relocation to a new Innovation Center ($0.05); fixed asset write-offs associated with brand re-invention market tests ($0.05); and incremental increases in pension and insurance costs ($0.21). These factors are expected to be partially offset by an increase in same-store sales of 2.0-2.5 percent, approximately 1 percent higher than preliminary analysts' estimates, based on a stronger line-up of new product introductions throughout the year.
    The company expects that over the next two years, as it invests in brand re-invention, both new unit and earnings growth will be slowed. Subsequently, as these significant new initiatives are rolled out, the company expects to strengthen its unit economics and returns on capital, re-accelerate new unit growth and establish a long-term earnings-per-share growth-rate target in excess of 15 percent.
    The other primary assumptions on which 2004 earnings guidance is based are as follows, in approximate amounts:

    -- 65 new Jack in the Box restaurants versus 90 in 2003, reflecting a slower rate of unit growth to conserve capital and focus on brand re-invention.

    -- No further expansion in the Southeast markets, to allow existing units to mature.

    -- 15 of the 65 new units will be Quick Stuff convenience-store sites, bringing total Quick Stuff units at fiscal year-end 2004 to 33.

    -- 38 new company and 69 new franchise Qdoba units, bringing total units at fiscal year-end 2004 to 71 and 148, respectively.

    -- $23 million in other revenues from approximately 35-40 franchise conversions versus $31 million from 36 conversions projected in 2003, primarily reflecting differences in the sales and cash flows of restaurants being sold and significantly more challenging financing market conditions, which negatively impact restaurant valuations.

    --  Total revenues of $2.2 billion.

    -- Gross profit rate of 17.2 percent of revenues versus 17.9 percent projected in 2003, primarily attributed to the reduction in franchise gains and fees.

    -- SG&A rate of 11.6 percent of revenues versus 11 percent projected in 2003, primarily due to cost increases for pension, insurance and Innovation Center relocation. Excluding these factors, as well as the full-year effect of absorbing Qdoba, SG&A expense rate for fiscal 2004 would be projected at approximately 10.8 percent.

    -- Restaurant operating margin of 16.4 percent of sales, the same as projected in 2003.

    --  37 million average shares outstanding at year-end.

    -- $125 million in operating income and $75 million in depreciation/amortization, compared with $143 million and $70 million, respectively, projected in 2003.

    -- $150 million in capital expenditures versus $135 million projected for 2003, primarily for Qdoba growth, brand re-invention re-imaging and the new Innovation Center.

    The primary assumptions upon which first-quarter guidance is based are as follows, in approximate amounts:

    -- The opening of 10 new Jack in the Box restaurants compared with 22 in the first quarter of 2003.

    -- A 1.5-to-2.0 percent increase in Jack in the Box same-store sales compared with a 2.6 percent decrease in the first quarter of fiscal 2003, due to new product and promotion introductions in 2004 that are expected to offset continued economic weakness and competitive discounting activity.

    -- $42 million in distribution and other sales versus $28.1 million in the first quarter of this year, due to higher fuel revenues from co-branded sites and additional distribution to Qdoba restaurants.

    -- 12 Jack in the Box restaurant conversions to franchises versus 9 in the first quarter this year, producing approximately $6 million in other revenues compared with $8.3 million in 2003.

    -- $663 million in total revenues versus $613 million in the first quarter of this year.

    --  Gross profit rate of 17.6 percent of revenues compared with
        18.4 percent in the first quarter of 2003, due primarily to a reduction in other revenues and a decrease in restaurant operating margin related to higher costs for insurance and the new POS system.

    --  SG&A expense rate of 11.6 percent of revenue compared with
        11.5 percent in 2003.

    -- Income tax rate of 38 percent, the same as the first quarter of 2003.

    -- Weighted average shares outstanding of 37 million versus 37.7 million in 2003.

    -- Capital expenditures of approximately $45 million compared with $22.4 million in 2003.

    -- Operating income of $39 million and depreciation/amortization of approximately $22 million, compared with $42 million and $21 million, respectively, in the first quarter of 2003.

    -- The rate of earnings-per-share decline in the first quarter is not as great as that for the full year, primarily because the SG&A cost increases expected in 2004 for pension, insurance and Innovation Center moving costs will negate savings from the Profit Improvement Program put into effect in the latter part of 2003.

    About Jack in the Box Inc.

    Jack in the Box Inc. (NYSE: JBX) operates and franchises
Jack in the Box and Qdoba Mexican Grill restaurants in 30 states combined. Jack in the Box is the nation's first major drive-thru hamburger chain, with more than 1,900 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with nearly 100 restaurants. With headquarters in San Diego, Jack in the Box Inc. has more than 44,000 employees. For more information, visit www.jackinthebox.com and www.qdoba.com.

    Safe Harbor

    This news release contains forward-looking statements about, among other items, the company's brand strategies, marketing, menu, image and operational initiatives, growth plans, projected earnings, sales, including same-store sales trends, revenues, costs and expenses, including write-offs associated with market tests and other brand re-invention expenses, food and packaging, costs associated with the rollout of a POS system, pension, insurance, and utilities expenses, sales of franchises, franchise conversions, profits, tax rates, and shares outstanding. These forward-looking statements are subject to risks and uncertainties. The statements reflect management's current expectations regarding future events.
    The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: the effect of competition, including pricing, marketing and operational initiatives and new products introduced by competitors; the availability and cost of food ingredients, labor, utilities, healthcare expenses, workers' compensation and other insurance, and real estate; increases in expenses related to technology, equipment upgrades and moving; the company's ability to accurately assess consumer desires and trends; consumer acceptance of changes in facilities, image and services, success of the company's new products; the effect of product deletions; delays in the opening of restaurants, of the Innovation Center and of franchisee completion of facility changes; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the attractiveness of the company's franchise offerings; the continuation of franchise conversions; adverse weather conditions and business, economic and other local or national conditions or events which affect consumer confidence and spending patterns; consumer health concerns about fast food in general or the company's products specifically; the effect of publicity regarding the company or the restaurant industry in general; changes in government regulations; changes in accounting standards, policies and practices; changes in effective tax rates; potential variances between estimated and actual liabilities; effects of legal claims; the possibility of unforeseen events affecting the industry in general and other risk factors listed from time to time in the company's reports filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.


    CONTACT: Jack in the Box Inc., San Diego
             Karen Bachmann, Vice President, Corporate Communications
             858/571-2229
             karen.bachmann@jackinthebox.com
             www.jackinthebox.com